MASS FINANCIAL CORP.

Oct. 11, 2007.

Societe D’investissements et de gestion financiere (SIGF)SA

36 rue du XXXI decembre

5th Floor

CH-1207 Geneva

Switzerland

This is to confirm that we hereby grant your company an option to purchase the following shares of Mymetics Corporation:

1 million common shares on May 31, 2008

1 million common shares on June 30, 2008

1 million common shares on July 31, 2008

1.5 million common shares on August 31, 2008

750,000 common shares on November 30, 2008

All purchase amounts 0.15¢ USD per share except for August 31 which is 0.20¢ USD per share and November 30 is 0.30¢ USD per share.

If payment day fall on a non banking day, then the monies will due on the following day.

You realize the shares granted under this Option Regulation “S” legend to be removed on 3/19/2008 subject to the required rules.

If you or your associate decided not to pursue the financial public relation for Mymetics, you agree to cancel all of your unexercised Rights to this letter of agreement.

Yours truly,

/s/ Michael Smith	/s/ signed
President	Accepted

Suite 803, 8th Floor, Dina House, Ruttonjee Centre, 11 Duddell Street, Central, Hong Kong

Phone: (852) 2840-1230      Facsimile: (852) 2840-1260

Email: mfc@massfinancialcorp.hk